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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g)
OF THE SECURITIES EXCHANGE ACT OF 1934

CARRIAGE SERVICES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of incorporation)	76-0423828 (I.R.S. employer identification number)
1900 St. James Place, 4th Floor Houston, Texas (Address of principal executive offices)	77056 (Zip Code)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $.01 per share	New York Stock Exchange

        If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

        If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

        Securities Act registration statement file number to which this form relates:     N/A     (if applicable).

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

None.

        This Form 8-A/A amends and supplements the Form 8-A filed by Carriage Services, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on April 28, 1998, with respect to Class A Common Stock, par value $.01 per share. At a meeting of the Company's Board of Directors duly held on February 19, 2002, the Board of Directors of the Company approved the change in the designation of the Class A Common Stock to "Common Stock." At a meeting of the Company's stockholders duly held on May 7, 2002, the stockholders of the Company approved the change in the designation. The holders of existing Class A Common Stock certificates have the same rights, preferences and privileges as holders of certificates evidencing the name change to Common Stock. The Company filed the Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware on May 10, 2002, and filed a Supplemental Listing Application with the New York Stock Exchange on July 9, 2002, to change the name of its listed stock to Common Stock.

Item 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        Item 1 of the Form 8-A is amended and restated in its entirety as follows:

        The authorized capital stock of the Company consists of 120,000,000 shares of capital stock, consisting of (i) 80,000,000 shares of Common Stock, par value $.01 per share, and (ii) 40,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

        As of November 6, 2002, 17,070,502 shares of Common Stock were outstanding.

        The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of Common stockholders. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of the voting power of shares of Common Stock outstanding can elect all the directors, and the holders of the remaining shares will not be able to elect any directors. Each share of Common Stock is entitled to participate equally in dividends, if, as and when declared by the Company's Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of Preferred Stock outstanding. The shares of Common Stock have no preemptive rights, redemption rights or sinking fund provisions. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

        The shares of Common Stock are subject to that certain Rights Agreement dated as of December 18, 2000, between the Company and American Stock Transfer and Trust Company, which entitles the holders of the Common Stock preferred share purchase rights (the "Rights"). A description of the Rights under the Rights Plan is set forth more fully in that Registration Statement on Form 8-A, which the Company originally filed with the Commission on December 29, 2000, and which was amended by the Company on Form 8-A/A filed with the Commission on December 4, 2002. The description of the rights is incorporated herein by reference.

PREFERRED STOCK

        As of November 6, 2002, the Company does not have any outstanding shares of Preferred Stock. The Company is authorized to issue 70,000,000 shares of Preferred Stock. The Company's Board of Directors may establish, without stockholder approval, one or more classes or series of Preferred Stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors may designate.

        The Company believes that this power to issue Preferred Stock provides flexibility in connection with possible corporate transactions. The issuance of Preferred Stock, however, could adversely affect the voting power of holders of Common Stock and restrict their rights to receive payments upon liquidation of the Company. It could also have the effect of delaying, deferring or preventing a change in control of the Company.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

        The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of the Company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with the Company for three years following the date that person becomes an interested stockholder unless (a) before that person became an interested stockholder, the Company's Board of Directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (b) upon completion of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by the Company's Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

        Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the Company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Company's directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

        The Company's Board of Directors is divided into three classes. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of stockholders. Stockholders may remove a director only for cause upon the vote of holders of at least 80% of voting power of the outstanding shares of Common Stock. In general, the Board of Directors, not the stockholders, has the right to appoint persons to fill vacancies on the Board of Directors.

        The Amended and Restated Certificate of Incorporation dated July 2, 1996, as amended, (the Amended and Restated Certificate of Incorporation and amendments thereto are herein collectively called the "Charter") provides that special meetings of holders of Common Stock may be called only by the Company's Board of Directors and that only such business proposed by the Board of Directors may be considered at special meetings of holders of Common Stock.

        The Charter provides that the only business (including election of directors) that may be considered at an annual meeting of holders of Common Stock, in addition to business proposed (or persons nominated to be directors) by the directors of the Company, is business proposed (or persons nominated to be directors) by holders of Common Stock who comply with the notice and disclosure requirements set forth in the Certificate of Incorporation. In general, the Charter requires that a stockholder give the Company notice of proposed business or nominations no later than 60 days before the annual meeting of holders of Common Stock (meaning the date on which the meeting is first scheduled and not postponements or adjournments thereof) or (if later) ten days after the first public notice of the annual meeting is sent to holders of Common Stock. In general, the notice must also contain information about the stockholder proposing the business or nomination, the stockholder's interest in the business, and (with respect to nominations for director) information about the nominee of the nature ordinarily required to be disclosed in public proxy solicitation statements. The stockholder also must submit a notarized letter from each of the stockholder's nominees stating the nominee's acceptance of the nomination and indicating the nominee's intention to serve as director if elected.

        The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless the corporation's certificate of incorporation or bylaws requires a greater percentage. The Charter provides that approval by the holders of at least 66.67% of the voting power of the outstanding voting stock of the Company is required to amend the provisions of the Charter previously discussed and certain other provisions.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

Item 2. EXHIBITS.

1.
Amended and Restated Certificate of Incorporation, as amended, of the Company

2.
Certificate of Amendment of the Certificate of Incorporation

3.
Certificate of Amendment of the Certificate of Incorporation

4.
Certificate of Designation of the Company's Series G Junior Participating Preferred Stock

5.
Amended and Restated Bylaws of the Company

6.
Amendments to the Bylaws of the Company

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this amended Form 8-A Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

CARRIAGE SERVICES, INC.
	By:	/s/ JOSEPH SAPORITO
	Name:	Joseph Saporito
	Title:	Senior Vice President and Chief Financial Officer
(Duly Authorized Officer)
Date: December 4, 2002

INDEX TO EXHIBITS

Exhibit	Description
1.	Amended and Restated Certificate of Incorporation, as amended, of the Company (filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1996, and incorporated herein by reference).
2.	Certificate of Amendment of the Certificate of Incorporation (filed as Exhibit 10.2 to the Company's Form 10-Q filed on September 30, 1997, and incorporated herein by reference).
3.	Certificate of Amendment of the Certificate of Incorporation (filed as Exhibit 3.1 to the Company's Form 10-Q filed on August 13, 2002, and incorporated herein by reference).
4.
Certificate of Designation of the Company's Series G Junior Participating Preferred Stock (filed as Exhibit C to the Rights Agreement with American Stock Transfer & Trust Company dated December 18, 2000, which is attached as Exhibit 1 to the Company's Form 8-A filed December 29, 2000, and incorporated herein by reference).
5.	Amended and Restated Bylaws of the Company effective July 2, 1996 (filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 333-05545) and incorporated herein by reference).
6.	Amendments to the Bylaws of the Company effective December 18, 2000 (filed as Exhibit 3.9 to the Company's Form 10-K filed on March 29, 2002, and incorporated herein by reference).

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  Item 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
  Item 2. EXHIBITS.
SIGNATURE
INDEX TO EXHIBITS